Exhibit 99.1

Contact:	FOR IMMEDIATE RELEASE
Francie Nagy
Investor Relations
Tel: +1-212-515-4625

Aircastle Limited Announces Appointments of Chief Investment Officer and

Executive Vice President, Marketing

Stamford, CT. January 9, 2007 - Aircastle Limited (NYSE: AYR) announced today that its affiliate, Aircastle Advisor LLC, appointed Mr. Michael Platt as Chief Investment Officer (“CIO”) and Mr. Peter Chang as Executive Vice President, Marketing.

Mr. Platt, who will join Aircastle in early February 2007, will be responsible for directing and executing the company’s investment activities as CIO, and he will also serve as an integral member of the leadership team. Mr. Platt will be based at the company’s headquarters in Stamford, CT and report directly to CEO Ron Wainshal.

Prior to joining Aircastle, Mr. Platt was a member of the senior management team at International Lease Finance Corporation (“ILFC”). During his 15 year tenure with ILFC, Mr. Platt’s responsibilities included managing key airline relationships across the world and leading market development efforts in important growth areas such as India and Japan. He also headed the firm’s asset sales efforts. Prior to that, Mr. Platt was also legal counsel to ILFC and to McDonnell Douglas Finance Corp. In March 2007, Mr. Platt will be appointed President of the International Society of Transport Aircraft Trading, a leading industry trade group.

“The breadth of Mike’s experience in the airline and aircraft lessor marketplace gives him an excellent vantage point for sourcing and gauging new investments across a broad spectrum of opportunities. I can’t think of a more qualified person to help us grow the company,” Ron Wainshal noted.

As EVP – Marketing, Mr. Chang will be responsible for covering “greater China” and north Asia for Aircastle.  Mr. Chang has more than twenty years of aircraft leasing experience with airlines in the People’s Republic of China, including closing some of the earliest operating lease transactions. Through his previous roles at Aviation Capital Group, Boullioun and GPA, Mr. Chang has been very active over many years in placing new and used aircraft as well as in originating sale and leaseback transactions.

“Peter is a proven and highly qualified aircraft leasing professional with the perfect skill set to capitalize on the opportunities in perhaps the most exciting growth area in the aircraft market. We certainly hope to capitalize on his long-standing industry contacts and extensive local marketplace knowledge,” said Wainshal.

About Aircastle Limited

Aircastle Limited is an aviation company that acquires, owns and leases high-utility commercial jet aircraft to airlines throughout the world. As of January 8, 2007, Aircastle has acquired and committed to acquire $2.0 billion of aviation assets including 75 aircraft leased to 36 lessees located in 25 countries